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                                                                    EXHIBIT 99.1

AMERICAN SOFTWARE TO ACQUIRE MAJORITY INTEREST IN NEW GENERATION COMPUTING July 13, 1998 10:06 AM EDT

AMERICAN SOFTWARE EXPANDING INTO SEWN GOODS INDUSTRY

ATLANTA, July 13 /PR Newswire/ -- Effective July 10, American Software (Nasdaq:
AMSWA) has acquired a majority interest in New Generation Computing, which specializes in accounting and manufacturing control software for the sewn goods industry (apparel, handbags, shoes, hats, etc.).

The purchase of the majority interest in the Miami Lakes, Florida-based firm is part of a drive to expand American Software's presence in vertical markets requiring enterprise integration and automation. Existing management is expected to remain in place at New Generation Computing (NGC), whose 250 installed customers include William Carter, one of the world's leading manufacturers of children's apparel, and HartMarx, a leading provider of men's clothing.

"We are very excited about working with New Generation Computing and its customers. Their industry knowledge and strong relationships with worldwide companies are an important part of our growth plans," said James C. Edenfield, president and chief executive officer of American Software. "We will continue to focus on strategic acquisitions that can strengthen our influence in markets throughout the world."

New Generation Computing is primarily noted for its NGC Visual ERP 2000 suite of products:

          -- AMAS (Apparel Management Accounting System) is a comprehensive ERP system which handles sales, distribution, finance, production planning, accounting and more. Optimized for sewn goods companies, AMAS can handle made-to-order, build to stock, imported finished goods, "807"/NAFTA or a combination.

          -- TPM (The Production Manager) is a multi-lingual shop floor control system that tracks employee performance, payroll, and work-in-process, and assists with plant loading, resource planning, and more. It is available as a stand-alone package or integrated with AMAS.

          -- OMS (Offshore Manufacturing System) is designed for U.S.-based apparel companies with world-wide production facilities. Widely used throughout Latin American and Mexico, OMS provides shipment control, plant-level production control, inventory management, Internet reporting, and EDI.

"The rapid and large scale expansion of U.S. apparel production to Latin America, the Caribbean and Mexico requires specialized software adapted for each country," said Alan Brooks, president of NGC.

The New Generation Computing product line will complement American Software's existing manufacturing products: Intelliprise, a pre-packaged enterprise resource management solution, and Flow, software that supports demand-based production.

Established in 1982, New Generation Computing, Inc. has earned a reputation for excellence in the sewn goods industry. It is a member of the American Apparel Manufacturers Association (AAMA), Textile Clothing and Technology Center (TC2), South Eastern Manufacturers Association (SEAMS), and the American Apparel Contractors Association (AACA).
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Based in Atlanta, American Software develops, markets and supports the industry's most comprehensive offering of integrated business applications, including enterprise-wide solutions, and financial and manufacturing packages. American Software provides products and services to customers worldwide, including Panasonic, Harley Davidson, Bausch & Lomb, Avondale Mills, Sara Lee, 3M Australia, Quaker Oats Canada and British Telecom.

For more information, contact: American Software: 470 E. Paces Ferry Rd., Atlanta, GA 30305; 404-261-4381; Fax: 404-264-5206; Home page:
www.amsoftware.com. SOURCE American Software.
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